Exhibit 3.16

ARTICLES OF ORGANIZATION
OF

     The undersigned, being authorized to execute and file these Articles hereby certifies that:

     FIRST: The name of the Company shall be “                                         ”.

     SECOND: The latest date upon which the Company shall be dissolved and its affairs wound up is                                          .

     THIRD: The purposes for which the Company are formed are as follows: (a) to purchase, acquire, buy, sell, transfer, own, trade in, hold, develop, improve, finance, lease, manage, and otherwise deal with real property, personal property and entities owning real or personal property, and to do any and all things necessary, convenient, or incidental to that purpose and (b) to have and exercise all powers now or hereafter conferred by the laws of the State of Maryland on limited liability companies formed pursuant to the Limited Liabilty Company Act, as amended from time to time (the “Act”).

     FOURTH: The address of the principal office of the Company is                                          . The name and address of the resident agent for the Company is                                          .

     FIFTH: The relations of the members and the affairs of the Company shall be governed by the Act as well as a written operating agreement, which may be amended from time to time as set forth therein.

     I have signed these Articles of Organization and acknowledged them to be my act this day of,

                                                          (SEAL)

I HEREBY CONSENT TO MY DESIGNATION IN THIS DOCUMENT AS RESIDENT AGENT FOR THIS LIMITED LIABILITY COMPANY.